EXHIBIT 4.5



                            iQ POWER TECHNOLOGY INC.

                               2001 INCENTIVE PLAN

This 2001 Incentive Plan (the "Plan") provides for the sale and grant of shares of common stock (the "Common Stock") of iQ Power Technology Inc., a Canadian corporation (the "Corporation"). The purposes of this Plan are to retain the services of valued key employees and consultants of the Corporation and such other persons as the Plan Administrator may select in accordance with Section 2 below, to encourage such persons to acquire a greater proprietary interest in the Corporation, thereby strengthening their incentive to achieve the objectives of the shareholders of the Corporation, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Plan Administrator.

1.   ADMINISTRATION.

This Plan will be administered initially by the Board of Directors of the Corporation (the "Board"), except that the Board may, in its discretion, establish a committee composed of two (2) or more members of the Board or two
(2) or more other persons to administer the Plan, which committee (the "Committee") may be an executive, compensation or other committee, including a separate committee especially created for this purpose. The Committee will have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of the Plan). The members of any such Committee will serve at the pleasure of the Board. A majority of the members of the Committee will constitute a quorum, and all actions of the Committee will be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken will be fully effective as if it had been taken at a meeting. The Board or, if applicable, the Committee is referred to in this Plan as the "Plan Administrator."

If and when the Corporation becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Plan Administrator will be either the full Board of Directors or a committee composed of two (2) or more members of the Board who are "Non-Employee Directors" as defined under Rule 16b-3 (as amended from time to time) promulgated under the Exchange Act or any successor rule or regulatory requirement.

Subject to the provisions of this Plan, and with a view to effecting its purpose, the Plan Administrator has sole authority, in its absolute discretion, to (i) construe and interpret this Plan; (ii) define the terms used in the Plan;
(iii) prescribe, amend and rescind the rules and regulations relating to this Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (v) grant or make offers to sell shares of Common Stock under this Plan; (vi) determine the individuals to whom shares of Common Stock will be sold or granted under this Plan; (vii) determine the time or times at which shares of Common Stock will be sold or granted under this Plan; (viii) determine the number of shares of Common Stock and the price of shares of Common Stock; and (x) make all other determinations and interpretations necessary and advisable for the administration of the Plan. All decisions, determinations and interpretations made by the Plan Administrator will be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

2.   ELIGIBILITY.

The Plan Administrator may, from time to time: (i) award stock awards as provided in paragraph 4 and (ii) offer to sell and sell shares of Common Stock as provided in paragraph 5. Any such awards or offers and sales may be made to employees (including employees who are officers or directors) of the Corporation or of any parent or subsidiary corporation of the Corporation, and to other individuals described herein who the Plan Administrator, in its sole discretion, believes have made or will make an important contribution to the Corporation or its parent or subsidiaries (such persons being referred to herein as "Plan Participants"); provided, however, that at any time when the officers and directors of the Corporation are subject to Section 16(b) of the Exchange Act, directors who are not employees shall not be eligible to receive awards or offers to sell under the Plan. The Plan Administrator shall select the individuals to whom awards and offers to sell shall be made and shall specify the action taken with respect to each individual to whom an award or offer to sell is made under the Plan.



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

3.   STOCK.

Subject to adjustment as provided herein, up to one million, five hundred thousand (1,500,000) shares of Common Stock shall be offered and issued under the Plan. If shares of Common Stock sold or awarded as a bonus under the Plan are forfeited to the Corporation or repurchased by the Corporation, the number of shares of Common Stock forfeited or repurchased shall again be available under the Plan.

4.   STOCK AWARDS.

The Plan Administrator may award shares of Common Stock under the Plan as stock awards. Shares of Common Stock awarded as a share bonus shall be subject to such terms, conditions, and restrictions as shall be determined by the Plan
Administrator, all of which shall be evidenced in a writing, signed by the recipient prior to receiving the bonus shares of Common Stock. The Plan Administrator may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The certificates representing the shares of Common Stock awarded shall bear any legends required by the Plan Administrator. The Corporation may require any recipient of a share bonus to pay to the Corporation in cash (including, with the consent of the Plan Administrator, cash that may be the proceeds of a bonus or of a loan by the Corporation evidenced by a promissory note which may or may not bear interest and have such other terms as the Plan Administrator shall specify) upon demand amounts necessary to satisfy any federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Corporation or any parent or subsidiary corporation of the Corporation may withhold that amount from other amounts payable to the recipient by the Corporation or the parent or subsidiary corporation, including salary, subject to applicable law. With the consent of the Plan Administrator, a recipient may deliver shares of Common Stock to the Corporation to satisfy the withholding obligation.

5.   STOCK SALES.

The Plan Administrator may issue shares of Common Stock under the Plan for such consideration (including promissory notes and services) as determined by the Plan Administrator. Shares of Common Stock issued under this paragraph 5 shall be subject to the terms, conditions and restrictions set forth in the form of subscription agreement together with such other restrictions as may be determined by the Plan Administrator. The certificates representing the shares of Common Stock shall bear any legends required by the Plan Administrator. The Corporation may require any purchaser of shares issued under this paragraph 5 to pay to the Corporation in cash (including, with the consent of the Plan Administrator, cash that may be the proceeds of a bonus or of a loan by the Corporation evidenced by a promissory note which may or may not bear interest and have such other terms as the Plan Administrator shall specify) upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Corporation or any parent or subsidiary corporation of the Corporation may withhold that amount from other amounts payable to the purchaser by the Corporation or any parent or subsidiary corporation, including salary, subject to applicable law. With the consent of the Plan Administrator, a purchaser may deliver shares of Common Stock to the Corporation to satisfy the withholding obligation.

6.   RESTRICTIONS ON TRANSFER.

None of the shares of Common Stock issued pursuant to the Plan shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Plan Participant. Such restrictions on transfer shall, to the extent that such shares of Common Stock have not previously been forfeited to the Corporation, lapse on the last day of the fiscal period in which the Corporation shall have generated cumulative net profits from inception of US$1,000,000 or more, calculated in accordance with United States generally accepted accounting principles.

7.   FORFEITURE OF SHARES.

The shares of Common Stock awarded or sold under the Plan shall be forfeited to the Corporation if the Corporation shall not have generated cumulative net profits from inception of US$1,000,000 or more, calculated in accordance with United States generally accepted accounting principles, prior to December 31, 2006.



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8.   RIGHTS AS STOCKHOLDER.

A Plan Participant that shall be granted or purchase any shares of Common Stock under the Plan shall be entitled to all of the rights of a stockholder with respect to the shares of Common Stock including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares since the date of grant or purchase. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date of issue to the recipient of a share certificate for such shares of Common Stock. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

9.   ESCROW OF SHARE CERTIFICATES.

Certificates for the shares of Common Stock shall be issued in the Plan Participant's name and shall be held in escrow by the Corporation until all restrictions lapse or such shares are forfeited as provided herein. A certificate or certificates representing the shares of Common Stock as to which restrictions on transfer have lapsed shall be delivered to the Plan Participant upon such lapse.

10.  CHANGES IN CAPITAL STRUCTURE.

If the common stock of the Corporation is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation by reason of any recapitalization, reclassification, share split, combination of shares or dividend payable in shares, the Plan Administrator shall make appropriate adjustments in the number and kind of shares of Common Stock available for awards or offers to sell under the Plan. The Plan Administrator may also require that any securities issued in respect of or exchanged for shares of Common Stock issued hereunder that are subject to restrictions be subject to similar restrictions. Notwithstanding the foregoing, the Plan Administrator shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Plan Administrator. Any such adjustment made by the Plan Administrator shall be conclusive, and shall bind holders of outstanding shares of Common Stock under the Plan.

11.  CORPORATE MERGERS, ACQUISITIONS, ETC.

If the Corporation is at any time involved in a corporate merger, consolidation, acquisition of property or shares, separation, reorganization or liquidation to which the Corporation or a parent or subsidiary corporation of the Corporation is a party, or (ii) any other event with substantially the same effect occurs (the "Triggering Event"), the shares of Common Stock awarded or sold under the Plan shall not be subject to forfeiture under paragraph 7 hereof as of the effective date of the Triggering Event.

12.  EFFECTIVE DATE; TERM.

The Plan shall become effective when adopted by the Board of Directors of the Corporation, unless a later date is specified by the Board. Shares of Common Stock may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

No stock awards may be awarded pursuant to paragraph 4 of the Plan and no shares of Common Stock may be sold pursuant to paragraph 5 of the Plan on or after December 31, 2006. However, the Plan shall continue in effect until all shares of Common Stock available for issuance under the Plan have been issued and all restrictions on such shares of Common Stock have lapsed. The Board may suspend or terminate the Plan at any time, except with respect to shares of Common Stock subject to restrictions then outstanding under the Plan. The Plan Administrator may amend or terminate this Plan including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations. Termination of the Plan shall not affect the forfeitability of shares of Common Stock issued under the Plan.



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13.  APPLICATION OF FUNDS.

The proceeds received by the Corporation from the sale of Common Stock will be used for general corporate purposes, unless otherwise directed by the Board.

14.  APPROVALS.

The obligations of the Corporation under the Plan are subject to the approval of regulatory agencies, state and federal authorities or agencies with jurisdiction in the matter. The Corporation shall not be obligated to issue or deliver shares of Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

15.  EMPLOYMENT AND SERVICE RIGHTS.

Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Corporation or any parent or subsidiary corporation of the Corporation or shall interfere in any way with the right of the Corporation or any parent or subsidiary corporation of the Corporation by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to increase or decrease such employee's compensation or benefits; or (ii) confer upon any person engaged by the Corporation or any parent or subsidiary corporation of the Corporation any right to be retained or employed by the Corporation or the parent or subsidiary or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Corporation or the parent or subsidiary.

16.  INDEMNIFICATION OF PLAN ADMINISTRATOR.

In addition to all other rights of indemnification they may have as members of the Board, members of the Plan Administrator will be indemnified by the Corporation for all reasonable expenses and liabilities of any type or nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, this Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Corporation), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator member involved therein will, in writing, notify the Corporation of such action, suit or proceeding, so that the Corporation may have the opportunity to make appropriate arrangements to prosecute or defend the same.

17.  AMENDMENT OF PLAN.

The Plan Administrator may, at any time, modify, amend or terminate this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations. The Plan Administrator may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Plan Administrator may consider necessary for the Corporation to comply with or to avail the Corporation of the benefits of any securities, tax, market listing or other administrative or regulatory requirement. Without limiting the generality of the foregoing, the Plan Administrator may modify grants to persons who are foreign nationals or employed outside of Canada to recognize differences in local law, tax policy or custom.

This Plan was approved and adopted by the directors of the Corporation effective on January 29, 2001, and the shareholders of the Corporation effective on June 28, 2001.


/s/ Gregory A. Sasges
--------------------------------
SECRETARY


Effective Date: January 29, 2001.



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